EXHIBIT 99.1

Clearfield Reports Fiscal First Quarter 2017 Results; Revenues to Tier 1 Customers Expand

MINNEAPOLIS, Jan. 26, 2017 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communications providers, reported results for the fiscal first quarter ended December 31, 2016.

Fiscal Q1 2017 Financial Summary
(in millions except per share data and percentages)	Q1 2017	vs. Q1 2016	Change	Change (%)
Revenue	$18.3	$15.7	$2.6	16%

Gross Profit	$7.2	$6.7	$0.5	8%
Gross Margin	39.5%	42.6%	-3.1%	-7%

Pre-Tax Income	$1.2	$2.0	$(0.8)	-38%
Income Tax Expense	$0.4	$0.5	$(0.1)	-30%

Net Income	$0.9	$1.5	$(0.6)	-41%
Net Income per Diluted Share	$0.06	$0.11	$(0.05)	-45%

Fiscal Q1 2017 Financial Results
Revenue for the first quarter of fiscal 2017 increased 16% to $18.3 million from $15.7 million in the same year-ago quarter. The improvement was primarily due to increased deployments by the Company’s wireline and wireless customers in both domestic and international markets.

Gross profit increased 8% to $7.2 million, 39.5% of revenue, from $6.7 million, 42.6% of revenue, in the first fiscal quarter of 2016. The increase in gross profit was due to increased volume while the decrease in gross margin for the quarter was due in part to a higher percentage of sales to the Tier 1 customer group, increasing sales through distribution, along with a change in product mix.

Operating expenses were $6.0 million, an increase of 28% compared to $4.7 million in the same year-ago quarter. The increase was primarily due to additional personnel supporting sales and operational expansion.

Pre-tax income decreased 38% to $1.2 million from $2.0 million in the same year-ago quarter.

Income tax expense decreased 30% to $367,000 from $526,000 in the same year-ago quarter. The Company recognized a net tax benefit of $104,000 for the quarter ended December 31, 2015 as a result of the adoption in the fourth quarter of fiscal 2016 of a new accounting pronouncement related to the income tax accounting for stock-based compensation. This net tax benefit and related effects are reflected in the table above and the accompanying financial statements. Net income decreased 41% to $0.9 million, or $0.06 per diluted share, from $1.5 million, or $0.11 per diluted share, in the same year-ago quarter.

During the quarter ended December 31, 2016, cash, cash equivalents and investments decreased 2% to $43.3 million from $44.2 million at the end of the prior quarter. The Company had no debt at quarter end. In addition, during the quarter there were no repurchases of shares under the stock repurchase program.

Order backlog (defined as purchase orders received but not yet fulfilled) at December 31, 2016 decreased 20% to $3.6 million from $4.6 million at September 30, 2016, and increased 8% from $3.4 million compared to December 31, 2015.

Management Commentary
“We began the new fiscal year with much of the same momentum we experienced throughout fiscal 2016,” said Clearfield CEO, Cheri Beranek. “Revenue for the first quarter grew by 16% year-over-year, reflecting strong growth in our wireline and wireless markets, despite a seasonally-driven reduction in demand from our cable TV customers. Most notably, our sales to the Tier 1 group represented 9% of our total revenue for the quarter, reflecting the positive traction we’ve gained with this customer group so far. We are continuing to invest in certification testing across multiple product and technology categories. Although this is a lengthy, arduous and ongoing process, we continue to share our progress with members of the selection committees of various service providers.

“We believe we are steadily increasing our market share across our key markets, and are positioned to leverage our best-in-class lead times to meet supplier network demands and achieve our growth initiatives for fiscal 2017. These initiatives include expanding our sales and marketing capacity, continuing to build solutions around our customers’ unique requirements, and leveraging our established reputation and expertise within our core markets to successfully compete in some of our newer markets, especially the Tier 1 level.

“We are maintaining our 15%+ revenue growth outlook for fiscal 2017.  We expect revenues into our wireless and cable TV business to grow by a substantial amount, as we continue to illustrate how our technologies reduce the capital and operational expenditures associated with building and operating broadband networks. Further, we anticipate our core Tier 3 and municipality business to exhibit much of the consistent growth we’ve seen over the years, as we look to not only maintain but also increase our leading market share in this space.

“We are pleased with the quarter’s acceleration in sales to the Tier 1 group, while we emphasize again that sales cycles for these customers are typically long and require an adequate level of investment. Fortunately, we have not only built the right manufacturing structure, but also have a strong balance sheet and an expanded salesforce, to help us scale and meet the growing demands of these customers. For this reason, we continue to keep the plus in our fiscal 2017 forecast to indicate that a further ramp up in sales to the Tier 1 customers could accelerate our growth projections.

“Overall, we are excited to close out the first quarter of the new fiscal year with strong traction on both the customer and financial fronts. Building on the momentum we have already made, we believe we are positioned to continue growing profitably while also pursuing opportunities that can help us scale our organization.”

FieldReport
Clearfield issued its FieldReport for fiscal Q1 2017, which is available in the investor relations section of the Company’s website or by clicking here. Comprised of presentation slides with audio and video, the report provides additional insight into Clearfield’s financial and operational performance.

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to the anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.

Clearfield offers the industry’s only fiber management and delivery platform that simplifies the fiber to the ‘x’ (FTTx) equation with the promise of a design methodology that addresses each network’s unique requirements, while building simplicity into the design and delivering the lowest total cost of ownership.

Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to further lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, enabling customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, growth of the FTTx markets, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company’s performance, including without limitation: to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; our success depends upon adequate protection of our patent and intellectual property rights; National Broadband Plan’s transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; our planned implementation of an enterprise resource planning software solution and other information technology systems could result in significant disruptions to our operations; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; we face risks associated with expanding our sales outside of the United States; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; our stock price has been volatile historically and may continue to be volatile; the price of our common stock may fluctuate significantly; future sales of shares of our common stock in the public market may negatively affect our stock price; anti-takeover provisions in our organizational documents, Minnesota law and other agreements could prevent or delay a change in control of our company; compliance with changing regulation of corporate governance and public disclosure may result in additional expenses; and other factors set forth in Clearfield’s Annual Report on Form 10-K for the year ended September 30, 2016 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	December 31
	2016	2015

Revenues	$18,266,162	$15,689,715

Cost of sales	11,057,442	9,012,919

Gross profit	7,208,720	6,676,796

Operating expenses
Selling, general and administrative	6,017,524	4,697,015
Income from operations	1,191,196	1,979,781

Interest income	52,734	33,539
Income before income taxes	1,243,930	2,013,320

Income tax expense	367,000	525,866

Net income	$876,930	$1,487,454

Net income per share:
Basic	$0.06	$0.11
Diluted	$0.06	$0.11

Weighted average shares outstanding:
Basic	13,567,484	13,288,679
Diluted	13,790,793	13,575,162

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) December 31, 2016	(Audited) September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$22,057,906	$28,014,321
Short-term investments	7,930,075	5,527,075
Accounts receivable, net	7,450,917	7,999,210
Inventories	8,714,645	8,373,155
Other current assets	976,558	1,198,917
Total current assets	47,130,101	51,112,678

Property, plant and equipment, net	5,904,333	5,780,814

Other Assets
Long-term investments	13,281,000	10,703,000
Goodwill	2,570,511	2,570,511
Other	439,568	428,310
Total other assets	16,291,079	13,701,821
Total Assets	$69,325,513	$70,595,313

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,421,585	$2,573,292
Accrued compensation	1,900,741	4,697,138
Accrued expenses	120,803	75,306
Total current liabilities	4,443,129	7,345,736

Other Liabilities
Deferred taxes – long-term	411,779	411,779
Deferred rent	246,695	243,755
Total other liabilities	658,474	655,534
Total Liabilities	5,101,603	8,001,270
Commitment and contingencies
Shareholders’ Equity
Common stock	141,452	141,263
Additional paid-in capital	58,073,263	57,320,515
Retained earnings	6,009,195	5,132,265
Total Shareholders’ Equity	64,223,910	62,594,043
Total Liabilities and Shareholders’ Equity	$69,325,513	$70,595,313

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Three Months Ended December 31,	Three Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$876,930	$1,487,454
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	388,625	348,749
Deferred income taxes	-	478,887
Loss on disposal of assets	-	1,390
Stock-based compensation expense	593,746	226,767
Changes in operating assets and liabilities:
Accounts receivable, net	548,293	991,240
Inventories	(341,490)	239,335
Other current assets	228,259	(162,927)
Accounts payable and accrued expenses	(2,899,667)	(1,352,732)
Net cash (used in) provided by operating activities	(605,304)	2,258,163

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(529,302)	(226,710)
Purchase of investments	(7,440,000)	(1,184,000)
Sale of investments	2,459,000	1,886,000
Net cash (used in) provided by investing activities	(5,510,302)	475,290

Cash flows from financing activities:
Repurchase of common stock	-	(257,242)
Proceeds from issuance of common stock under employee stock purchase plan	169,500	118,013
Proceeds from issuance of common stock	17	34,990
Tax withholding related to vesting of restricted stock grants	(10,326)	(1,391)
Net cash provided by (used in) financing activities	159,191	(105,630)
(Decrease) increase in cash and cash equivalents	(5,956,415)	2,627,823
Cash and cash equivalents at beginning of period	28,014,321	18,071,210
Cash and cash equivalents at end of period	$22,057,906	$20,699,033

Supplemental cash flow information
Cash paid during the year for income taxes	$12,250	$15,884

Non-cash financing activities
Cashless exercise of stock options	$32,984	$15,890

Investor Relations Contact:

Matt Glover and Najim Mostamand
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com